Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 22, 2018 setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through December 31, 2018.

2018

Engle progeny

October	1

November	4

December	0

As of October 22, 2018, there are no Engle progeny cases in trial.

Other Individual Smoking & Health

October	1

November	0

December	1

As of October 22, 2018, there are no non-Engle progeny cases in trial.